Exhibit 99.1

March 12, 2013

Duff Brothers Capital Corporation

529 Industrial Park Road

Columbia, Mississippi 39429

and

Investment Transportation Services, LLC

529 Industrial Park Road

Columbia, Mississippi 39429

CONFIDENTIALITY AGREEMENT

Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) with FROZEN FOOD EXPRESS INDUSTRIES, INC, a Texas corporation, and/or its subsidiaries (collectively, the “Company”),  the Company is prepared to make available to you certain confidential and proprietary information relating to the Company which is not available to the general public.  References to “you” shall include Duff Brothers Capital Corporation, Investment Transportation Services, LLC (including its subsidiaries), and any other new corporation formed in connection with the Transaction.  All such information, whether written, oral or electronic, whether furnished before or after the date of this letter agreement by the Company or its Representatives (as defined below), and regardless of the manner or form in which it is furnished, is collectively referred to in this letter agreement as “Evaluation Material.”  The term “Evaluation Material” also includes all notes, summaries, analyses, compilations, studies, or other documents or media prepared by you or your Representatives which contain or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant to this letter agreement.  The term Evaluation Material does not include, however, information which (a) is or becomes available to the public other than as a result of direct or indirect disclosure by you or your Representatives in violation of the terms of this letter agreement, (b) prior to its disclosure to you by the Company or its Representatives, is or becomes available to you on a non-confidential basis from a source (other than the Company or any of its Representatives) which, to your knowledge, is not prohibited from disclosing such information to you by a legal, fiduciary or contractual obligation with the Company or any other Person, or (c) information you develop or derive without the aid, application, or use of Evaluation Material.  The term “Representatives” means, as to any Person, its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, financial advisors and non-convertible debt sources of financing for the Transaction, and additionally as to you, upon receiving prior written consent of the Company, which consent may be given, withheld or conditioned in its sole discretion, your potential sources of equity financing for the Transaction); however, the Company, by execution of this letter, consents to your continued discussions of non-convertible debt financing for the Transaction with your banking sources.  The term “Person” as used in this letter agreement is broadly interpreted to include any corporation, company, partnership or other legal or business entity or any individual.

Accordingly, in consideration of the Evaluation Material being furnished to you, you agree that:

1.             Except as required by Law or otherwise provided herein (and only after compliance with paragraph 2 below), unless otherwise agreed to in writing by the Company, you will (a) not use the Evaluation Material for any purpose other than in connection with your evaluation of the Transaction, (b) keep the Evaluation Material confidential and not disclose any Evaluation Material in any manner whatsoever and (c) not disclose to any other Person the fact the Evaluation Material exists or has been made available, that you are considering the Transaction, or that discussions or negotiations are taking place concerning the Transaction or involving the Company or any of the terms, conditions, or other facts with respect thereto (including, without limitation, the status thereof); provided, however, that such information may be disclosed to your Representatives who are actively and directly participating in your evaluation of the Transaction or who otherwise need to know such information for the sole purpose of evaluating, facilitating, or funding the Transaction and who are informed by you of the confidential nature of the information.  Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material with or enter into any agreement, arrangement or understanding, or have any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders and equity financing sources (other than your Representatives as permitted above) regarding a possible transaction involving the Company without the prior written consent of the Company, which consent may be given, withheld or conditioned in its sole discretion, and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement.  You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by your Representatives.  The term “Law” means any applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of your securities are listed or quoted) or by legal process.

2.             If you or any of your Representatives are requested pursuant to, or required by, Law to disclose any Evaluation Material or other information concerning the Company or the Transaction, prior to any such disclosure, you will, to the extent not legally prohibited, notify the Company promptly of any such request or requirement so that the Company, at its own expense, may seek a protective order or other appropriate remedy, or, in the Company’s sole discretion, waive compliance with the terms of this letter agreement.  If no such protective order or other remedy is obtained or the Company waives compliance with the terms of this letter agreement, you or your Representatives will disclose only that portion of the Evaluation Material or other information which you are advised by your legal counsel is legally required to be disclosed and will use reasonable efforts to ensure any such information so disclosed will be accorded confidential treatment.  The parties to this letter agreement acknowledge and agree that, as a result of your affiliates’ beneficial ownership of more than 5% of the outstanding shares of common stock of the Company, your affiliates are required by Law to file with the Securities and Exchange Commission a beneficial ownership statement on Schedule 13D with respect to the acquisition of such shares disclosing, among other requirements, the purpose or purposes of such acquisition of shares and certain plans or proposals which you may have, and that you will be required by applicable Law to file a copy of this letter agreement as an exhibit to such Schedule 13D or an amendment thereto and that such filing shall not constitute a breach of this letter agreement.

3.             If you decide that you do not wish to proceed with the Transaction, you will promptly inform the Company of that decision.  In that case, or at any time upon the written request of the Company for any reason, you will promptly (and in any case, within 14 days of the Company’s request) (a) destroy or deliver to the Company all Evaluation Material furnished to you or your Representatives by or on behalf of the Company (and all copies thereof whether received from the Company or made by you or your Representatives) and (b) destroy all materials prepared by you or your Representatives which constitute Evaluation Material without retaining a copy of any such material, with any such destruction certified to the Company in writing by your authorized agent supervising such destruction; provided that you may retain, in a secure location, a copy of such documents and records which are privileged or as is required to be retained pursuant to any internal document retention policy, law, regulation or rule to which you are subject.  Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and all other obligations under this letter agreement during the term hereof.

4.             You acknowledge that neither the Company, nor any of its Representatives nor any of their respective directors, officers, employees, or agents makes any express or implied representation or warranty as to the accuracy or completeness of any Evaluation Material.  You agree that none of such Persons will have any liability to you or to any of your Representatives, relating to or resulting from the use of any Evaluation Material or for any errors therein or omissions therefrom.  You also agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you may only rely on those representations and warranties that may be contained in any definitive agreement executed and delivered by you and the Company and any other necessary parties with respect to the Transaction, subject to the terms and conditions as may be contained therein.

5.             For a period of one (1) year from the date of this letter agreement, neither you nor any of your Representatives will, directly or indirectly, solicit for employment or employ any current employee of the Company without obtaining the prior written consent of the Company; provided, however, that you will not be prohibited from making general employment solicitations not directed at the employees of the Company or hiring any individuals who respond to such solicitations.

6.             You acknowledge that you are aware and that your Representatives have been advised that the United States securities Laws prohibit any Person having material, non-public information about an issuer from trading the securities of that company or from communicating such information to other Persons (which communication constitutes “tipping”).

7.             Except for the specific purpose of pursuing a Transaction as permitted by this letter agreement, for a period of one (1) year from the date of this letter agreement, neither you nor any of your Representatives or respective affiliates will in any manner, directly or indirectly, without the prior written consent of the Company or its board of directors (or a duly authorized committee thereof):

(a)           acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or any of its subsidiaries, or of any successor to or Person in control of the Company, or any material assets of the Company or of its divisions outside the ordinary course of business or of any such successor or controlling Person;

(b)           make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission) (provided, however, you may vote shares owned by you or your affiliates as of the date hereof), or otherwise advise or seek to influence any Person with respect to the voting of any voting securities of the Company or any of its subsidiaries;

(c)           make any public announcement with respect to (other than as required by Law as a result of your or your affiliates’ beneficial ownership of 5% or more of the outstanding shares of common stock of the Company), or submit a proposal (whether public or otherwise) for, or offer of (with or without conditions) any tender or exchange offer, merger, recapitalization, reorganization, business combination, restructuring, extraordinary dividend or distribution, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their securities or material assets;

(d)           form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (other than a group among Thomas Duff, James Duff, their respective trusts and affiliates, and the undersigned) in connection with any of the foregoing;

(e)           otherwise act, alone or in concert with others (including, without limitation, by providing financing to another Person) (other than as a group among Thomas Duff, James Duff, their respective trusts and affiliates, and the undersigned in conjunction with negotiations pursuant to this letter agreement), to seek or offer to control or influence the management, board of directors, policies or affairs of the Company;

(f)            announce any intention to effect, cause or participate in, or advise, assist or encourage any other Persons in connection with any of the foregoing; or

(g)           request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph except as may be set forth in any confidential proposal made by you at the request of the Company or its board of directors (or a duly authorized committee thereof) pursuant to this letter agreement.

You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

8.             Stephens Inc., as our authorized Representative, will coordinate the due diligence process for the Transaction.  All (a) communications with the Company regarding the Transaction, (b) requests for additional information, facility tours, management meetings and other management contacts and (c) discussions with the Company or questions for the Company regarding procedures with respect to the Transaction must be first submitted or directed to Stephens Inc. and may not be submitted or directed to any person except as authorized by Stephens Inc.

9.             No contract or agreement providing for any transaction involving you and the Company will be deemed to exist between you and the Company unless and until a definitive agreement has been executed and delivered by you and the Company and any other necessary parties.  Unless and until a definitive agreement has been entered into between you and the Company regarding a transaction between you and the Company, neither the Company nor you will be under any legal obligation or have any liability to the other party or any other Person of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to in this letter agreement.  You also acknowledge and agree that (a) the Company and its Representatives will conduct the process from the Company’s standpoint (which process may or may not result in a transaction with the Company) in such manner as the Company, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to you) and (b) the Company reserves the right to change, in its sole discretion, at any time and without notice to you, the procedures relating to our consideration of the Transaction (including, without limitation, terminating all further discussions with you and requesting that you return or destroy the Evaluation Material as described in paragraph 3 above).  The Company acknowledges and agrees that you will conduct the process from the purchaser’s standpoint as you in your sole discretion may determine and that you may choose to withdraw from the process at any time at your discretion.

10.          It is understood and agreed that money damages may be an insufficient remedy for any breach of this letter agreement by you or your Representatives and that without prejudice to the rights and remedies otherwise available to the Company, the Company is entitled to seek equitable relief by way of injunction, specific performance or otherwise if you or any of your Representatives breach any of the provisions of this letter agreement with respect to protecting the Evaluation Material and any confidential communications as well as any perceived violations of the affirmative obligations within paragraphs 5 and 7 above without the necessity of proving actual damages or posting any bond.

11.          It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement, and no course of dealing between the parties, will operate as a waiver thereof by either party, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

12.          This letter agreement and all disputes and controversies arising hereunder or related hereto, will be governed and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of law that would apply any other law.

13.          Any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, Dallas Division.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  You further agree that service of any process, summons, notice or document by United States certified mail to your address set forth above will be effective service of process for any action or proceeding brought against you in any such court.

14.          Any assignment of this letter agreement by you without the Company’s prior written consent is void.

15.          If any provision of this letter agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this letter agreement will remain in full force and effect to the fullest extent permitted by applicable law.

16.          All of the obligations of the parties under this letter agreement will terminate one (1) year from the date of this agreement; provided, however, that no such termination will relieve a party from liability for any breach by such party of the terms of this letter agreement that exists on the date of such termination.

17.          This letter agreement contains the entire agreement between you and the Company concerning confidentiality of the Evaluation Material.  No modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or the Company, unless approved in writing by each of you and the Company.

18.          This letter agreement may be executed in any number of counterparts, including by electronic transmission in portable document format or “tiff” format, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

19.          The Company acknowledges that your affiliate KLLM Transport Services, LLC is in competition with the Company, including having some of the same customers, and that your affiliate, Southern Tire Mart, LLC, is a significant vendor to the Company.  The Company agrees that it will not assert that this letter agreement has been breached by the conduct of such affiliates of their respective businesses in the ordinary course as a result of your mere possession of Evaluation Material without evidence of actual use of such Evaluation Material in contravention of this letter agreement.

[Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement will become a binding agreement between you and the Company.

Very truly yours,

FROZEN FOOD EXPRESS INDUSTRIES, INC.

		By:	/s/ S. Russell Stubbs

			Name:	S. Russell Stubbs

			Title:	President, CEO

Agreed and accepted as of March 13, 2013

DUFF BROTHERS CAPITAL CORPORATION

By:	/s/ Thomas M. Duff

Name:	Thomas M. Duff

Title:	Co-President

INVESTMENT TRANSPORTATION SERVICES, LLC

By:	/s/ Cameron Dee Sewell

Name:	Cameron Dee Sewell

Title:	Manager